Exhibit 99.2

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements	1
Unaudited Pro Forma Condensed Combined Balance Sheet as of January 31, 2011	2
Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve Months Ended January 31, 2011	3
Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended April 30, 2011	4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 23, 2011, we acquired 100% of the stock of EMDSI-Hunt Power, L.L.C. (‘‘EMDSI’’) in an all cash transaction from ITOCHU Corporation of Japan for total consideration of approximately $25.7 million, subject to final closing adjustments. The acquisition was funded from available cash and through borrowings under our revolving credit facility. Stewart & Stevenson LLC (“Stewart & Stevenson”) will record all assets acquired and liabilities assumed at their respective acquisition-date fair values.

Basis of pro forma presentation

The following unaudited pro forma condensed combined financial statements and related notes combines the historical consolidated balance sheet and results of operations of Stewart & Stevenson and of EMDSI. The pro forma balance sheet gives effect to the acquisition as if it had occurred on January 31, 2011. The pro forma statements of operations for the fiscal year ended January 31, 2011 gives effect to the acquisition as if it had occurred on February 1, 2010.  The pro forma statement of operations for fiscal year ended January 31, 2011 was prepared by combining the Stewart & Stevenson historical consolidated statement of operations for the fiscal year ended January 31, 2011 and EMDSI’s historical statement of operations for the fiscal year ended December 31, 2010.

The pro forma statement of operations for the fiscal three months ended April 30, 2011 gives effect to the acquisition as if it had occurred on February 1, 2011.  The pro forma statement of operations for the fiscal three months ended April 30, 2011 was prepared by combining the Stewart & Stevenson historical consolidated statement of operations for the three months ended April 30, 2011, which include the results of operations of EMDSI from the acquisition date of March 23, 2011 through April 30, 2011, and the historical statement of operations for EMDSI for the period from February 1, 2011 through March 22, 2011.

The unaudited pro forma condensed combined financial statements reflect the acquisition consideration transferred. Under FASB ASC Topic 805, acquisition-related transaction costs (i.e. advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

As of the date of this Form 8-K/A, Stewart & Stevenson has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final amounts of the fair value of the EMDSI assets acquired and liabilities assumed and the related allocations to such items, including goodwill. Accordingly, assets and liabilities are presented based upon Stewart & Stevenson’s preliminary purchase price allocation.  In addition, Stewart & Stevenson has not identified the adjustments, if any, necessary to conform the EMDSI financial records to Stewart & Stevenson accounting policies. As a result, actual results will differ from this unaudited pro forma condensed combined financial information once Stewart & Stevenson has completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for EMDSI. Accordingly, the final allocations of consideration and their effects on the results of operations, may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Stewart & Stevenson that would have been recorded had the acquisition been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Stewart & Stevenson may achieve with respect to the combined operations of Stewart & Stevenson and EMDSI. Additionally, the pro forma statements of operations do not include any non-recurring charges or credits and the related tax effects which result directly from the transaction.

As limited liability companies, income is reported for federal and state income tax purposes by the unit holders of Stewart & Stevenson and EMDSI.  Generally, quarterly distributions are made to the unit holders of Stewart & Stevenson to fund their tax obligations, whereas EMDSI unit holders were personally responsible for their EMDSI-related tax obligations. Stewart & Stevenson is responsible, however, for paying taxes such as Texas Margins tax and other foreign income taxes.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Stewart & Stevenson Annual Report on Form 10-K.

Stewart & Stevenson LLC and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of January 31, 2011

(Dollars in thousands)	Stewart & Stevenson Historical	EMDSI Acquisition	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$9,168	$2,289	$—		$11,457
Restricted cash	5,000	56	—		5,056
Accounts receivable, net	85,236	5,009	—		90,245
Recoverable costs and accrued profits not yet billed	78,934	—	—		78,934
Inventories, net	285,909	11,016	—		296,925
Other current assets	7,186	156	—		7,342

Total current assets	471,433	18,526	—		489,959

Property, plant and equipment, net	75,077	5,019	—		80,096
Goodwill and intangibles, net	16,064	6,490	—		22,554
Deferred financing costs and other assets	5,029	21	—		5,050

Total assets	$567,603	$30,056	$—		$597,659

Liabilities and shareholders’ equity
Current liabilities:
Bank notes payable	$7,401	$112	$—		$7,513
Current portion of long-term debt	40	—	—		40
Accounts payable	81,198	2,087	—		83,285
Accrued payrolls and incentives	15,913	—	—		15,913
Billings in excess of incurred costs	4,285	—	—		4,285
Customer deposits	80,346	—	—		80,346
Other current liabilities	43,979	2,110	—		46,089

Total current liabilities	233,162	4,309	—		237,471

Long-term debt, net of current portion	185,181	—	25,747	A	210,928
Intercompany payable to Stewart & Stevenson	—	25,747	(25,747	)A	—
Other long-term liabilities	226	—	—		226

Total liabilities	418,569	30,056	—		448,625

Commitments and contingencies
Shareholders’ equity:
Common units, 56,025,210 units issued and outstanding	74,113	—	—		74,113
Accumulated other comprehensive income	5,092	—	—		5,092
Retained earnings	69,829	—	—		69,829

Total shareholders’ equity	149,034	—	—		149,034

Total liabilities and shareholders’ equity	$567,603	$30,056	$—		$597,659

Stewart & Stevenson LLC and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended January 31, 2011

(Dollars in thousands)	Stewart & Stevenson Historical	EMDSI Historical	Reclassifications		Pro Forma Adjustments		Pro Forma Combined

Sales	$861,234	$24,963	$434	B	$—		$886,631
Cost of sales	715,967	18,521	—		1,522	C	736,010

Gross profit	145,267	6,442	434		(1,522)		150,621
Selling and administrative expenses	104,252	7,545	—		(842	)D	110,955
Impairment of goodwill and indefinite-lived intangible assets	31,487	16,441	—		(16,441	)E	31,487
Other (income) expense, net	(1,026)	(434)	434	B	—		(1,026)

Operating profit (loss)	10,554	(17,110)	—		15,761		9,205
Interest expense, net	19,886	3,265	—		(2,628	)F	20,523

Loss before income taxes	(9,332)	(20,375)	—		18,389		(11,318)
Income tax expense	700	—	—		—		700

Net loss	$(10,032)	$(20,375)	$—		$18,389		$(12,018)

Weighted average units outstanding:
Basic	56,025						56,025
Diluted	56,025						56,025

Net loss per common unit:
Basic	$(0.18)						$(0.21)
Diluted	$(0.18)						$(0.21)

Stewart & Stevenson LLC and Subsidiaries

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended April 30, 2011

(Dollars in thousands)	Stewart & Stevenson Historical	EMDSI Historical February 1 through March 22	Reclassifications		Pro Forma Adjustments		Pro Forma Combined

Sales	$271,367	$6,959	$48	B	$—		$278,374
Cost of sales	220,829	5,671	—		655	C	227,155

Gross profit	50,538	1,288	48		(655)		51,219
Selling and administrative expenses	31,327	910	—		69	D	32,306
Other (income) expense, net	400	(58)	48	B	—		390

Operating profit	18,811	436	—		(724)		18,523
Interest expense, net	4,854	426	—		(338	)G	4,942

Earnings before income taxes	13,957	10	—		(386)		13,581
Income tax expense	110	—	—		—		110

Net earnings	$13,847	$10	$—		$(386)		$13,471

Weighted average units outstanding:
Basic	56,025						56,025
Diluted	56,025						56,025

Net earnings per common unit:
Basic	$0.25						$0.24
Diluted	$0.25						$0.24

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Acquisition Consideration and Allocation

The acquisition consideration for EMDSI was $25.7 million, subject to final closing adjustments.  The estimated goodwill included in the pro forma adjustments is calculated as the difference between the acquisition consideration transferred and the carrying values assigned to the assets acquired and liabilities assumed.

Stewart & Stevenson has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final amounts of the fair value of the EMDSI assets acquired and liabilities assumed and the related allocations to such items, including goodwill, of the acquisition consideration.  Accordingly, assets and liabilities are presented based upon Stewart & Stevenson’s preliminary purchase price allocation. The assets acquired and liabilities assumed remain subject to final closing adjustments, and our ongoing evaluation thereof, which could impact the amount of net tangible assets acquired and, thus, increase or decrease the total consideration transferred. The excess of the consideration transferred over the preliminary assessment of fair value amounts to $0.1 million and is recorded as goodwill. Goodwill represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. We are in the process of reviewing third-party valuations for the inventories, property, plant and equipment, contract liability, intangible assets and goodwill acquired. Accordingly, the amounts above, which reflect our preliminary assessment of fair value as of the acquisition date, remain subject to change. As a result, actual results may differ once Stewart & Stevenson has completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. Accordingly, the final allocations of merger consideration may differ materially from the estimated allocations and unaudited pro forma combined amounts included herein.

Note 2. Reclassifications and Pro Forma Adjustments

A       Eliminates the intercompany payable for the EMDSI acquisition consideration paid by Stewart & Stevenson and records the borrowing by Stewart & Stevenson to fund the acquisition.

B       Represents certain reclassifications to conform to Stewart & Stevenson presentation.

C       Represents the increase in cost of goods sold associated with the fair value adjustment to inventory resulting from the preliminary purchase price allocation as if the acquisition was consummated on the beginning date of the period presented.

D       Represents incremental (decrease) increase in depreciation and amortization expense as a result of the fair value adjustments to property, plant and equipment and intangible assets resulting from the preliminary purchase price allocation as if the acquisition was consummated on the beginning date of the period presented.

E        Eliminates EMDSI historical goodwill and other intangible assets impairment as the assets acquired and liabilities assumed by Stewart & Stevenson reflect the preliminary assessment of fair value and the related intangible assets acquired are being amortized at these new, preliminary fair values and estimated useful lives.

F        Eliminates EMDSI interest expense for notes payable not assumed by Stewart & Stevenson and records the related interest expense for the borrowing by Stewart & Stevenson to fund the acquisition at its weighted average annual interest rate of approximately 2.5%:

Interest expense for EMDSI debt not assumed in acquisition	$(3,272)
Interest expense for debt issued by S&S in acquisition	$644
Total	$(2,628)

G       Eliminates EMDSI interest for notes payable not assumed by Stewart & Stevenson and records the related interest expense for the period prior to acquisition as if the borrowing by Stewart & Stevenson to fund the acquisition occurred on February 1, 2011, at its weighted average annual interest rate of approximately 2.5%.

Interest expense for EMDSI debt not assumed in acquisition	$(426)
Interest expense for debt issued by S&S in acquisition	$88
Total	$(338)